EXHIBIT 10.2

$800,000.00	April 29, 2010 San Diego, California

PROMISSORY TERM NOTE

FOR VALUE RECEIVED, Phoenix Footwear Group, Inc., a Delaware corporation, Belt Company fka Chambers Belt Company, a Delaware corporation, Penobscot Shoe Company, a Maine corporation, H.S. Trask & Company, a Montana corporation, and Phoenix Delaware Acquisition, Inc., a Delaware corporation (individually and collectively, the “Maker”), promises to pay to the order of First Community Financial, a division of Pacific Western Bank, a California state-chartered bank (the “Lender”), at its office located in Phoenix, Arizona, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of **EIGHT HUNDRED THOUSAND and No/100** Dollars ($800,000.00).

Interest shall be charged on the unpaid principal balance from the date hereof (and computed on the basis of a 12-month, 360 day year) at a rate (the “Note Rate”) of 12.00% per annum.

Principal and interest shall be payable in equal, successive installments of principal of $20,000.00 dollars each, commencing July 9, 2010 and continuing on the Friday of each week thereafter until August 27, 2010, and then in equal, successive installments of principal of $48,000.00 dollars each, commencing September 3, 2010 and continuing on the Friday of each week thereafter until October 29, 2010, and then in equal, successive installments of principal of $52,000.00 dollars each, commencing November 5, 2010 and continuing on the Friday of each week thereafter until November 26, 2010 at which time the entire unpaid principal balance shall be paid in full, together with all accrued interest and expenses, if any, due to the holder hereof.

Interest on the unpaid principal balance shall be payable on the 10th day of each month commencing May 10, 2010 and continuing on the same day of each month thereafter until all principal and interest hereunder have been fully paid.

All obligations hereunder (including principal, interest, costs and fees) not discharged when due shall bear interest until paid in full, at a per annum rate equal to the sum of the Note Rate and four percent (4%) per annum. In addition, in the event that any payment is not paid within ten (10) days after the same shall become due, and Lender does not exercise its option to accelerate the maturity of this Note, a late charge of five percent (5%) of the overdue payment or twenty five dollars ($25.00), whichever is greater, may be charged by Lender for the purpose of defraying the costs and expenses instant to such delinquency. Maker and Lender agree that Lender will be damaged as a result of the failure of Maker to make timely payment of all obligations in terms of additional administrative and other expense to which it would be put as a result of such untimely payment and that it would be impracticable or extremely difficult to estimate or to determine the amount of such damage. Accordingly the late charge provided for is an attempt by the parties to agree on liquidated damages to which Lender would be put as a result of such failure to make timely payment and is not intended to be a penalty.

Upon the occurrence of any of the following, all obligations hereunder shall, at the option of the holder hereof, become immediately due and payable, without presentment for payment, diligence, grace, exhibition of this Note, protest, further demand or notice of any kind, all of which are hereby expressly waived: (i) any sum owing hereunder is not paid as agreed; (ii) Maker breaches any representation, warranty or covenant under any other agreement, document or record now or hereafter executed between Maker and Lender and the same is not cured in the applicable grace period; or (iii) a Material Impairment has occurred. For purposes hereof, a “Material Impairment” has the meaning given thereto in the Accounts Receivable and Inventory Security Agreement dated December 4, 2009 between Maker and Lender.

No provision of this Note or any other aspect of the transaction of which this Note is a part is intended to or shall require or permit the holder, directly or indirectly, to take, receive, contract for or reserve, in money, goods or things in action, or in any other way, any interest (including amounts deemed by law to be interest, such amounts to then be deemed to be an addition to the rate of interest agreed upon) in excess of the maximum rate of interest permitted by law in the State of California as of the date hereof. If any such excess shall nevertheless be provided for, or be adjudicated by a federal or state court of competent jurisdiction to be provided for, Maker shall not be obligated to pay such excess, but, if paid, then such excess shall be applied against the unpaid principal balance hereunder or, to the extent that the principal balance has been paid in full by reason of such application or otherwise, such excess shall be remitted to Maker.

Maker hereby agrees: (a) to any and all extensions and renewals hereof, from time to time, without notice, and that no such extension or renewal shall constitute or be deemed a release of any obligation of any of Maker to the holder hereof; (b) that the acceptance by the holder hereof of any performance which does not comply strictly with the terms hereof shall not be deemed to be a waiver or bar of any right of said holder, nor a release of any obligation of any of Maker to the holder hereof; (c) to offsets of any sums or property owed to them or any of them by the holder hereof at any time; (d) to pay the holder hereof upon demand any and all costs, expenses and fees, including reasonable attorneys’ fees, incurred by Lender (i) in negotiating or documenting any extension or modification hereof, (ii) in any attempt to workout or to otherwise adjust Maker’s obligations hereunder following the occurrence of an event of default, (iii) in enforcing payment hereof whether incurred before, after or irrespective of whether suit is commenced, and, in the event suit is brought to enforce payment hereof, such costs, expenses and fees and all other issues in such suit shall be determined by a court sitting without a jury, (iv) in enforcing any security interest held as collateral for Maker’s obligations including any proceeding seeking relief from the automatic stay in a Bankruptcy proceeding commenced by or against Maker; and (v) in defending any litigation arising out of this Note; (e) that this Note shall be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. Maker agrees to submit to the jurisdiction and venue of the state or federal Courts sitting in California or Arizona at the election of Lender. This Note has been accepted by Lender in the State of California.

Maker represents and warrants that the indebtedness represented by this Note is for commercial or business purposes. Maker hereby waives to the fullest extent possible the application of any statute of limitations applicable to the obligations of Maker under this Note.

TO THE FULLEST EXTENT PERMITTED BY LAW, Lender AND MAKER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER Lender OR MAKER AGAINST THE OTHER.

In consideration for establishing this Loan on the terms and conditions provided for herein, Maker agrees to pay to Lender upon the execution hereof a commitment and funding fee of $16,000.00, which shall be deemed earned and non-refundable upon payment thereof.

Phoenix Footwear Group, Inc., a Delaware corporation		Belt Company fka Chambers Belt Company, a Delaware corporation

By:	/s/ James R. Riedman	By:	/s/ James R. Riedman
	James R. Riedman		James R. Riedman
Title:	Chairman	Title:	Chairman

Penobscot Shoe Company, a Maine corporation		H.S. Trask & Co., a Montana corporation

By:	/s/ James R. Riedman	By:	/s/ James R. Riedman
	James R. Riedman		James R. Riedman
Title:	Chairman	Title:	Chairman

Phoenix Delaware Acquisition, Inc., a Delaware corporation

By:	/s/ James R. Riedman
James R. Riedman
Title:	Chairman